EXHIBIT 4.3

                FORM OF STOCK OPTION AGREEMENT TO BE ENTERED INTO
                   WITH RESPECT TO NON-INCENTIVE STOCK OPTIONS


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                             STOCK OPTION AGREEMENT
                             ----------------------

                         FOR NON-INCENTIVE STOCK OPTIONS
                                 PURSUANT TO THE
                                IBT BANCORP, INC.
                             2000 STOCK OPTION PLAN
                             ----------------------

                             NON-EMPLOYEE DIRECTORS

         STOCK OPTIONS for a total of _____ shares of Common Stock of IBT Bancorp, Inc. (the "Company") is hereby granted to _________________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 2000 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

         1.       Option Price. The Option price is $_____ for each Share, being
                  ------------
100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

         2.       Exercise of Option.  This  Option  shall  be  exercisable   in
                  ------------------
accordance with provisions of the Plan as follows:

                  (a) Schedule of Rights to Exercise. The Option shall be immediately exercisable upon the date of grant. Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to six months following the date of grant, except in the event of the death or Disability of the Optionee or a Change in Control of the Company.

         Upon termination of service absent Retirement, Disability or death, such Options shall cease to be exercisable on the date of termination of service. Upon Disability, all Options shall be exercisable for a period not to exceed one year from such date of Disability. Upon death, all Options shall be exercisable by the estate for a period not to exceed two years from such date of death. Upon Retirement, all Options shall be exercisable for a period of two years from such date of termination of service.

                  (b) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                             (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);


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                            (ii) Contain such  representations and agreements as
         to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                           (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                            (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

         Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

                  (c) Restrictions on Exercise. This Option may not be exercised
                      ------------------------
if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Option. This Option may not be transferred in
            -----------------------------
any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         4. Term of Option.  This Option may not be exercised more than ten (10)
            --------------
years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         5. Related Matters.   Notwithstanding anything herein  to the contrary,
            ---------------
additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

                                                     IBT Bancorp, Inc.



Date of Grant: May 16, 2000                          By:
                                                         -----------------------
Attest:



-----------------------------

[SEAL]

                                        2

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                    NON-INCENTIVE STOCK OPTION EXERCISE FORM
                    ----------------------------------------

                                 PURSUANT TO THE
                                IBT BANCORP, INC.
                             2000 STOCK OPTION PLAN

                                                            --------------------
                                                                          (Date)

IBT Bancorp, Inc.
309 Main Street
Irwin, Pennsylvania 15642

Dear Sir:

         The undersigned elects to exercise the Non-Incentive Stock Option to purchase _____ shares of Common Stock of IBT Bancorp, Inc. under and pursuant to a Stock Option Agreement dated _____________.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

                              $                      of cash or check
                               ----------
                                                     of Common Stock
                               ----------
                              $                      Total
                               ==========

         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name
               --------------------------------
         Address
                  -----------------------------
         Social Security Number
                                ---------------

                                                     Very truly yours,



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